                                                                   EXHIBIT 10.18

                       ENDORSEMENT AND SERVICES AGREEMENT

This Agreement is made this 15th day of October, 2004 by and between Kentucky Eleven, Inc. ("KE") for the services of Phil Simms ("Simms") and Teknik Digital Arts, Inc. ("TDA").

WHEREAS, TDA desires that KE, and KE agrees, to cause Simms to perform certain services for TDA and to grant certain rights to TDA in connection with the promotion, marketing and advertising of certain of TDA's "Products", as defined herein, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1. "Products", as used herein, shall mean: (i) that certain interactivity licensed device presently known as the Pep Pad, by whatever name hereafter known ("Pep Pad") and (ii) specifically all physically interactive training performance software developed for use with the PepPad, in any and all licensed platforms and applications, which now or which may hereafter during the Term hereof (as hereinafter defined) utilize the "Pep Pad for physically interactive training purposes".

2. (a) TDA shall have the right to use Simms's name, photograph and likeness in connection with printed materials promoting, marketing and/or advertising the Products, including but not limited to, consumer print advertising, sales brochures and Product labeling and packaging. Simms shall have the right to approve the foregoing, including but not limited to all proposed advertising copy, sales brochures and all proposed Product labeling and packaging. Simms shall have fourteen (14) days from receipt of marketing materials to disapprove in writing to JV and explain specifically why materials are not approved. If notice is not received within that time frame, then said materials shall be deemed approved.

      (b) Simms shall be available to perform for the recording of radio and television commercials and/or "infomercials" for the Products. TDA agrees that Simms shall have the right to approve the proposed and final script and format of any of the foregoing and all proposed final edited versions thereof prior to initial broadcast. Simms shall have fourteen (14) days from reviewing proposed and final scripts, infomercials and commercials to disapprove in writing to JV. If notice is not received within that time frame, then said materials shall be deemed approved. No more than one (1) infomercial per year shall be produced during each "Contract Period" of the "Term" hereof (as those terms are defined in Paragraph 3(a) below).

      (c) In connection with the performance of his duties pursuant to Paragraphs 2(a) and 2(b) above, Simms shall be available to TDA during each year of the "Contract Period" of the "Term" hereof for a total of up to two (2) Personal Services Days, one (1) of which shall be devoted to: (x) a photo session for materials subject to Paragraph 2(a) and/or the production of any radio commercials produced pursuant to Paragraph 2(b), and the other of which shall be devoted to: (y) the production of television commercials and/or an infomercial subject to Paragraph 2(b). Simms's maximum time commitment for any Personal Services Day shall be four (4) hours with respect to a photo session and/or radio production session and eight (8) hours with respect to a television and/or infomercial production session. Hours available for a Personal Services Day may not be used over the course of more than one (1) calendar day and are not transferable between each other.

      (d) In addition to the foregoing, Simms shall be available during each year of the "Contract Period" of the "Term" hereof to make up to three (3) personal appearances on TDA's behalf, the location, format and nature of Simms's duties in connection therewith to be mutually agreed upon. Simms' maximum time obligation in connection with each personal appearance shall be two (2) hours.

      (e) All services to be performed hereunder shall be performed at mutually agreeable times and locations and shall be subject to at least fifteen (15) days prior written notice and to any prior conflicting engagements or obligations Simms may have. In connection with all services, TDA shall provide Simms and one
(1) companion or business representative with roundtrip airfare and limousine ground transportation and (if required) room and lodging, all of which shall be on a "first class" basis.

      (f) Personal Services Days and personal appearance days are not cumulative and may not be transferred between Contract Periods.

3. (a) The term of this Agreement (the "Term") and of TDA's rights hereunder shall be for a three (3) year period commencing on the date hereof and expiring on October 14, 2007, unless sooner terminated or renewed in accordance with applicable provisions elsewhere set forth herein. "Contract Period", as used herein, shall mean each consecutive twelve (12) month period of the Term, the first of which shall commence as of October 15, 2004.

      (b) The territory to which this agreement applies is the world (the "Territory".)

4. TDA shall pay KE the following compensation in respect of the rights granted and services agreed to be performed by Simms hereunder:

      (a) Royalty: TDA will pay KE a royalty of five (5%) percent of TDA's "Adjusted Gross Receipts" from the sale in any and channels of distribution, or any other exploitation, of the Products during the "Royalty Period" (as hereafter defined) throughout the Territory. "Adjusted Gross Receipts" shall mean TDA's gross receipts from such sale or other exploitation of the Products, less only, on a Product by Product basis, actual documented out of pocket third party distribution costs or charges. "Royalty Period" shall mean the three (3) year period commencing as of the date of the first commercial shipment of any of the Products, notwithstanding that said Royalty Period shall end following expiration of the Term. TDA shall, on or before 45 days following each September 30th, December 31st, March 31st and June 30th during the Royalty Period, render detailed reports to KE setting forth the quantities of Products sold by TDA and the Adjusted Gross Receipts derived therefrom during the preceding period. At the time of rendering such reports, TDA will pay to KE all royalties shown to be due. KE shall have the right to audit TDA's books and records upon reasonable notice to verify the accuracy of TDA's accountings. In the event of a discrepancy in KE's favor of 5% or more, TDA shall reimburse KE for its audit fees and expenses.

      (b) TDA confirms KE's royalty is payable by TDA regardless of whether TDA elects to actually use any or all of the rights granted herein or call upon any or all of the services Simms has agreed to perform hereunder, so long as Simms is ready, willing and able to perform.

      (c) All monies payable to KE shall be paid to "16W Marketing, LLC, as agent for Kentucky Eleven, Inc. f/s/o Phil Simms" and shall be sent to KE c/o 16W Marketing, LLC, 75 Union Avenue, Rutherford, NJ 07070 or such other address as KE may designate in writing.

5. For a period of 120 days following the expiration of the Royalty Period hereof TDA shall have the right to sell-off TDA's then remaining inventory of royalty bearing Products bearing Simms's name or likeness, subject to TDA's obligation to pay the applicable royalty to KE hereunder within 30 days after expiration of each sixty (60) day period of the sell-off period.

6. (a) Simms shall not endorse within the Territory during the Term hereof any other interactive fitness video games. Simms shall not otherwise be restricted hereby in connection with the exploitation of his name, photograph, likeness, autograph, or services. TDA agrees that the rights granted to TDA hereunder may be utilized solely in connection with the advertising and promotion of the Products and may not, without Simms's prior written consent, be used in conjunction with the advertising or promotion of any other products, services or goods (that is, there shall be no cross-promotions, tie-ins or other types of uses associated with other products or services without such consent). TDA further agrees that Simms shall have the right to approve in advance all press releases, biographies and other written or visual material issued to promote the subject matter hereof.

      (b) No premium or promotional items utilizing any of the rights granted to TDA hereunder may be produced without KE's consent.

7. TDA understands and agrees that KE and Simms shall not be deemed to be granting TDA any rights owned or controlled by any third parties, including but not limited to the CBS, the NFL or the New York Giants, any required clearance of which shall be TDA's sole responsibility at TDA's sole expense.

8. (a) TDA hereby indemnifies and holds harmless, KE, Simms, his and its agents and assigns from and against any and all liability, expense and cost (including reasonable attorneys' fees) arising out of any claim based on the use, quality, or safety of the Products or based on any act or omission by TDA or any of TDA's agents, officers, or employees or any third parties in connection with the production or creation of advertising or promotional materials hereunder, or based on any act or omission by Simms in connection with the performance by Simms of any of his obligations hereunder.

      (b) TDA shall provide, at its sole cost, Commercial General Liability insurance covering any claims, liabilities or losses described in the foregoing indemnity. Such insurance shall be in an amount not less than one Million ($1,000,000) Dollars aggregate per occurrence and One Million ($1,000,000), placed with C.N.A. KE, Simms and all other indemnitees referred to in Paragraph 8(a) shall be listed as additional insureds in connection with the foregoing insurance policies and TDA will provide KE with documentation of compliance with the foregoing.

9. TDA may not claim KE or Simms to be in breach hereof unless TDA has given KE written notice of any alleged breach and same has not been substantially cured within twenty (20) days following receipt of such notice.

10. This Agreement represents the sole and final agreement between the parties hereto and may not be modified except by written instrument signed by both parties. This agreement shall be construed in accordance with the laws of the State of Arizona applicable to agreements wholly performed therein. In the event of any litigation or other legal proceeding brought against one party by the other based on or arising under this Agreement, the prevailing party shall be entitled to recover legal fees in addition to any other sums awarded.

11.   Special Provisions:

      A. TDA shall issue Simms/KE, Twenty Thousand (20,000) shares of Rule 144 restricted common stock in TDA.

      B. Notwithstanding anything to the contrary contained herein, KE shall have the option, exercisable at any time before expiration of the second twelve
(12) month period of the Royalty Period, to elect to receive, in lieu of any future royalty entitlement under Paragraph 4(a) on Product sales first occurring after the date of any such election, and TDA agrees to issue, two hundred thousand (200,000) shares of Rule 144 restricted common stock in TDA, which shall be in addition to those shares issued per Subparagraph C above.

            1. Any election by KE shall not effect KE's right to thereafter receive any accrued royalties on Adjusted Gross Receipts earned or credited to TDA prior to the date of election.

      C. In the event of any stock split, reorganization, merger, recapitalization or other similar event, TDA shall make such adjustment in the number of TDA shares subject to 11 A. and 11 B. above as is required to maintain value.

IN WITNESS WHEREOF, the parties hereunto have set their hands all as of the date and year first above written.

TEKNIK DIGITAL ARTS, INC.                 KENTUCKY ELEVEN, INC.

BY: /s/ John Ward                         By: /s/ Phil Simms
    --------------------------                --------------------------------